UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                             (Amendment No.     )*
                                          ------


                              Key Technology, Inc.
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                                (Name of Issuer)

                      Series B Convertible Preferred Stock
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                         (Title of Class of Securities)

                                    493143200
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                                 (CUSIP Number)

                                 March 29, 2001
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [   ]       Rule 13d-1(b)

         [ X ]       Rule 13d-1(c)

         [   ]       Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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1.       Names of Reporting Person
         I.R.S. Identification Nos. of above person (entities only).

         Henry Partners, L.P.   23-2888396
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2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)
               -----------------
         (b)            X
               -----------------
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3.       SEC USE ONLY
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4.       Citizenship or Place of Organization

         Delaware
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Number of             5.       Sole Voting Power
Shares                         55,500
Beneficially          ----------------------------------------------------------
Owned by              6.       Shared Voting Power
Each                           73,900
Reporting             ----------------------------------------------------------
Person With           7.       Sole Dispositive Power
                               55,500
                      ----------------------------------------------------------
                      8.       Shared Dispositive Power
                               73,900
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         73,900
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)

         N/A
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

         5.51%
--------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)

         OO
--------------------------------------------------------------------------------

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1.       Names of Reporting Person
         I.R.S. Identification Nos. of above person (entities only).

         Matthew Partners, L.P.          23-3063303
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2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)
               -----------------
         (b)            X
               -----------------
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3.       SEC USE ONLY
--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
Number of             5.       Sole Voting Power
Shares                         8,400
Beneficially          ----------------------------------------------------------
Owned by              6.       Shared Voting Power
Each                           73,900
Reporting             ----------------------------------------------------------
Person With           7.       Sole Dispositive Power
                               8,400
                      ----------------------------------------------------------
                      8.       Shared Dispositive Power
                               73,900
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         73,900
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)

         N/A
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

         5.51%
--------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)

         OO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.       Names of Reporting Person
         I.R.S. Identification Nos. of above person (entities only).

         David W. Wright
--------------------------------------------------------------------------------
 .       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)
               -----------------
         (b)            X
               -----------------
--------------------------------------------------------------------------------
3.       SEC USE ONLY
--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         United States of America
--------------------------------------------------------------------------------
Number of             5.       Sole Voting Power
Shares                         10,000
Beneficially          ----------------------------------------------------------
Owned by              6.       Shared Voting Power
Each                           73,900
Reporting             ----------------------------------------------------------
Person With           7.       Sole Dispositive Power
                               10,000
                      ----------------------------------------------------------
                      8.       Shared Dispositive Power
                               73,900
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         73,900
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)

         N/A
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

         5.51%
--------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)

         IN
--------------------------------------------------------------------------------

ITEM 1.

         (A)   NAME OF ISSUER:

               Key Technology, Inc.

         (B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               150 Avery Street
               Walla Walla, Washington  99362

ITEM 2.

         (A)   NAME OF PERSON FILING:

               (1)      Henry Partners, L.P.
               (2)      Matthew Partners, L.P.
               (3)      David W. Wright

         (B)   ADDRESS OF PRINCIPAL BUSINESS OFFICE, IF NONE, RESIDENCE:

               (1)      255 South 17th Street, Suite 2501
                        Philadelphia, PA  19103
               (2)      255 South 17th Street, Suite 2501
                        Philadelphia, PA  19103
               (3)      255 South 17th Street, Suite 2501
                        Philadelphia, PA  19103

         (C)   CITIZENSHIP:

               (1)      Delaware
               (2)      Delaware
               (3)      United States

         (D)   TITLE OF CLASS OF SECURITIES:

               Series B Convertible Preferred

         (E)   CUSIP NUMBER:

               493143200

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:


               (a)  [ ] Broker or dealer registered under Section 15 of the Act
                        (15 U.S.C. 78o).

               (b)  [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C.
                        78c).

               (c)  [ ] Insurance company as defined in Section 3(a)(19) of the
                        Act (15 U.S.C. 78c).

               (d)  [ ] Investment company registered under Section 8 of the
                        Investment Company act of 1940 (15 U.S.C. 80a-8).

               (e)  [ ] An investment adviser in accordance with
                        "240.13d-1(b)(1)(ii)(E).

               (f)  [ ] An employee benefit plan or endowment fund in accordance with "240.13d-(b)(1)(ii)(F).

               (g)  [ ] A parent holding company or control person in accordance with "240.13d-1(b)(1)(ii)(G).

               (h)  [ ] A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act (12 U.S.C. 1813).

               (i)  [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

               (j)  [ ] Group, in accordance with "240.13d-(b)(1)(ii)(J).

               Not applicable.

ITEM 4.  OWNERSHIP

     Henry Partners, L.P., Matthew Partners, L.P. and David W. Wright are record holders, in the aggregate, of 73,900 shares of Series B Convertible Preferred Stock, or approximately 5.51% of the total number of Series B Convertible Preferred Stock outstanding. David W. Wright is the investment manager of each of Henry Partners, L.P. and Matthew Partners, L.P. and is the President of the General Partner of Henry Partners, L.P. and Matthew Partners, L.P. Investment decisions made on behalf of Henry Partners, L.P. and Matthew Partners, L.P. are made primarily through their General Partner and David W. Wright. This Schedule 13G is filed on behalf of Henry Partners, L.P., Matthew Partners, L.P. and David
W. Wright.

               (A)  AMOUNT BENEFICIALLY OWNED:

                    (1) 73,900
                    (2) 73,900
                    (3) 73,900

               (B)  PERCENT OF CLASS:

                    (1) 5.51%
                    (2) 5.51%
                    (3) 5.51%

               (C)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

                    I.   SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                         (1)      55,500
                         (2)       8,400
                         (3)      10,000

                    II.  SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                         (1)      73,900
                         (2)      73,900
                         (3)      73,900

                    III. SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                         (1)      55,500
                         (2)       8,400
                         (3)      10,000

                    IV.  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
                         OF:

                         (1)      73,900
                         (2)      73,900
                         (3)      73,900

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the report person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                INDEX OF EXHIBITS

Exhibit                     Description
-------                     -----------

  1                        Joint Filing Agreement and Power of Attorney

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                  HENRY PARTNERS, L.P. by its General Partner,
                                     HENRY INVESTMENT TRUST, L.P., by its
                                     General Partner, CANINE PARTNERS, LLC


Date:    April 6, 2001            By: /s/ David W. Wright
     --------------------            -----------------------------------------
                                     David W. Wright,
                                     President


                                  MATTHEW PARTNERS, L.P. by its General Partner,
                                     HENRY INVESTMENT TRUST, L.P., by its
                                     General Partner, CANINE PARTNERS, LLC


Date:    April 6, 2001            By: /s/ David W. Wright
     --------------------            -------------------------------------------
                                     David W. Wright,
                                     President


Date:    April 6, 2001                /s/ David W. Wright
     --------------------            -------------------------------------------
                                     David W. Wright

                                                                   Exhibit 1 to
                                                                   Schedule 13G


                  JOINT FILING AGREEMENT AND POWER OF ATTORNEY


     We, the signatories of the statement on Schedule 13G to which this Agreement is attached, hereby agree that such statement is, and any amendments thereto filed by any of us will be, filed on behalf of each of us. Each of us hereby constitutes and appoints David W. Wright as our true and lawful agent and attorney-in-fact, with full power of substitution and resubstitution, to prepare, execute and file any such amendments, and any other documents which any such attorney-in-fact may consider advisable in connection with the transactions described in this statement on Schedule 13G, on our behalf, and hereby ratifies any such action by such agent and attorney-in-fact.



                                  HENRY PARTNERS, L.P. by its General Partner,
                                     HENRY INVESTMENT TRUST, L.P., by its
                                     General Partner, CANINE PARTNERS, LLC


Date:    April 6, 2001            By: /s/ David W. Wright
     --------------------            -------------------------------------------
                                     David W. Wright,
                                     President


                                  MATTHEW PARTNERS, L.P. by its General Partner,
                                     HENRY INVESTMENT TRUST, L.P., by its
                                     General Partner, CANINE PARTNERS, LLC


Date:    April 6, 2001            By: /s/ David W. Wright
     ---------------------           -------------------------------------------
                                     David W. Wright,
                                     President


Date:    April 6, 2001                /s/ David W. Wright
     ---------------------           -------------------------------------------
                                     David W. Wright